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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  SCHEDULE 13G
                              (Section 240.13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                               (Amendment No. 1)1

                             US Airways Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    911905503
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 1, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

              [   ] Rule 13d-1(b)
              [ X ] Rule 13d-1(c)
              [   ] Rule 13d-1(d)

                         (Continued on following pages)
                               Page 1 of 25 Pages
                         Exhibit Index Found on Page 24

-------------------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Aviation Acquisition, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            OO
------------====================================================================

                               Page 2 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IA, OO
------------====================================================================

                               Page 3 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 4 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 5 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 6 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 7 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 8 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 9 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 10 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 11 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 12 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 13 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 14 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 15 of 25 Pages

                                       13G
===================
CUSIP No. 911905503
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                    (a) [   ]
                                                                    (b) [ X ]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            5        SOLE VOTING POWER

      NUMBER OF                      -0-
                     ----------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,871,600 shares of Class A Common Stock
                     ----------------===========================================
         EACH               7        SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH     ----------------===========================================
                            8        SHARED DISPOSITIVE POWER

                                     1,871,600 shares of Class A Common Stock
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,871,600 shares of Class A Common Stock  beneficially  owned by the
            Reporting  Person  set forth  above plus 2,807,400 shares of Class A
            Common Stock beneficially owned by the non-Farallon  related members of the Purchase Group as referenced  in the  Preliminary  Note  [See
            Preliminary Note]
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                        [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.9% attributable to the 1,871,600 Class A Common Stock beneficially owned by the Reporting Person set 11 forth  above  but the  combined
            4,679,000 shares of Class A Common Stock  beneficially  owned by the
            Purchase Group represents 9.6% of the  number  of  shares of Class A
            Common Stock outstanding [ See Preliminary Note]
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 16 of 25 Pages

         This  Amendment  No. 1 to Schedule  13G (this  "Amendment")  amends the
Schedule 13G initially filed on September 5, 2003 (collectively, with all amendments thereto, the "Schedule 13G").

         Preliminary Note: This Amendment is being filed to reflect that effective on January 1, 2004, each of Charles E. Ellwein and Rajiv A. Patel became a managing member of Farallon Capital Management, L.L.C., one of the Reporting Persons listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entity as of such date.

         The Reporting Persons are filing this Schedule 13G with respect to the Class A Common Stock, par value $1.00 per share ( the "Class A Common Stock"), of US Airways Group, Inc. (the "Company"). As previously reported in the initial
Schedule 13G, Aviation Acquisition, L.L.C., one of the Reporting Persons listed below, is currently the owner of 1,871,600 shares of Class A Common Stock. Aviation Acquisition, OCM Principal Opportunities Fund II, L.P. ("OCM"), a private equity-based fund managed by Oaktree Capital Management, LLC ("Oaktree"), and Goldman Sachs & Co. purchased, in aggregate, 4,679,000 shares of Class A Common Stock of the Company in a private placement which closed in two parts in August 2003.

         Also as previously reported, certain terms and conditions in connection with such parties' investment in the Class A Common Stock, including the signing by Aviation Acquisition, OCM, Goldman Sachs & Co., the limited liability company members of Aviation Acqusition and the Company of that certain Stockholder Agreement dated as of August 14, 2003 as amended by Amendment No. 1 to the Stockholder Agreement dated August 27, 2003, could be deemed to make the Reporting Persons, OCM, Oaktree, Goldman Sachs & Co. and The Goldman Sachs

                              Page 17 of 25 Pages

Group, Inc., the parent holding company of Goldman Sachs & Co., members of a group (the "Purchase Group") as defined by Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to Rule 13(d)-5(b) of the Exchange Act, each member of the Purchase Group may be deemed to beneficially own the equity securities of the Company that the other members of the group beneficially own. Therefore, the Reporting Persons have filed the
Schedule 13G to report (i) the beneficial ownership by the Reporting Persons of 1,871,600 shares of Class A Common Stock and (ii) the possible formation of the Purchase Group and the attribution to the Reporting Persons of the 2,807,400 shares of Class A Common Stock beneficially owned, in aggregate, by the other members of the Purchase Group2. The Reporting Persons disclaim any beneficial ownership of the 2,807,400 shares of Class A Common Stock beneficially owned, in aggregate, by the other members of the Purchase Group.

Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  US Airways Group, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  2345 Crystal Drive, Arlington, Virginia 22227

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         -----------------------------------------------------------------

         This statement relates to the shares of Class A Common Stock, par value $1.00 per share of the Company. The CUSIP numbers of the Class A Common Stock is 911905503.

-------------------------------------
         2 Such figure was based on information obtained directly from OCM and Goldman Sachs & Co.

                              Page 18 of 25 Pages

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         Aviation Acquisition
         --------------------

                  (i)      Aviation  Acquisition,   L.L.C.  a  Delaware  limited
                           liability company , with respect to the Class A Common Stock held by it.3

         The Management Company
         ----------------------

                  (ii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Class A Common Stock held by Aviation Acquisition.

         The Managing Members Of the Management Company
         ----------------------------------------------

                  (viii) The following persons who are managing members of the Management Company, with respect to the Class A Common Stock held by Aviation Acquisition: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of Aviation Acquisition and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If  This  Statement  Is Filed  Pursuant  To  Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
         240.13d-2(b)  or (c),  Check  Whether  The  Person  Filing Is An Entity
         -----------------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box.                                                           [ X ]
         ---

         3 The non-managing members of Aviation Acquisition are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Tinicum Partners, L.P.

                               Page 19 of 25 Pages

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) is set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

         The Class A Common Stock reported hereby for Aviation Acquisition are owned directly by Aviation Acquisition. The Management Company, as the managing member of Aviation Acquisition, may be deemed to be the beneficial owner of all such Class A Common Stock owned by Aviation Acquisition. The Individual Reporting Persons, as managing members of the Management Company, may each be deemed to be the beneficial owner of all such Class A Common Stock owned by Aviation Acquisition. Each of the Management Company and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Class A Common Stock. The 2,807,400 shares of Class A Common Stock attributed to the Reporting Persons by virtue of their possible membership in the Purchase Group are owned directly by OCM and/or Goldman Sachs & Co. Each of the Reporting Persons hereby disclaims any beneficial ownership of any of such shares of Class A Common Stock.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                  Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary  Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among themselves or among themselves, OCM, Oaktree, Goldman Sachs & Co. and The Goldman Sachs Group, Inc. See the Preliminary Note for information regarding the potential group that may exist among the Reporting Persons, OCM, Oaktree, Goldman Sachs & Co. and The Goldman Sachs Group, Inc.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

                              Page 20 of 25 Pages

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 21 of 25 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 8, 2004

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             on its own behalf and as managing member of
                             AVIATION ACQUISITION, L.L.C.
                             By Joseph F. Downes,
                             Managing Member

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             Joseph F. Downes, individually and as attorney-in-fact for each of David I.Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek
                             C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13G on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing
Downes to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is

                              Page 22 of 25 Pages
hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this
Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.

                              Page 23 of 25 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                                Joint Acquisition Statement Pursuant to
                                         Section 240.13D-(f)(1)

                              Page 24 of 25 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)
                       ----------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 8, 2004

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             on its own behalf and as managing member of
                             AVIATION ACQUISITION, L.L.C.
                             By Joseph F. Downes,
                             Managing Member

                              /s/ Joseph F. Downes
                             ----------------------------------------
                             Joseph F. Downes, individually and as attorney-in-fact for each of David I.Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek
                             C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

                              Page 25 of 25 Pages